Exhibit 10.14

Execution Copy

AMENDED & RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDED & RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), made as of this 12th day of September 2014, is entered into by Civitas Therapeutics, Inc., a Delaware corporation with its principal place of business at 190 Everett Avenue Chelsea, MA 02150 (the “Company”), and Mark Iwicki, residing at [—] (the “Executive”).

WHEREAS, the Company and the Executive entered into that certain Executive Employment Agreement, dated as of January 12, 2014 (the “Original Agreement”);

WHEREAS, the Company has filed a Form S-1 registration statement under the Securities Act of 1933 with the Securities Exchange Commission and anticipates effecting an initial public offering of the Company’s common stock (the “IPO”);

WHEREAS, in connection with the anticipated IPO, the Company and the Executive deem it advisable and appropriate to amend and restate the Original Agreement on the terms set forth herein; and

WHEREAS, this Agreement shall become effective immediately prior to the effective date of the IPO (the “Effective Date”) and, upon its effectiveness, the Original Agreement shall be of no further force or effect, and in the event the IPO does not occur by March 31, 2015, this Agreement shall be void ab initio and the Company and the Executive shall continue to be bound by the terms of the Original Agreement.

In consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:

1. Employment/Duties. During the Employment Period (as defined below), the Executive shall serve as President and Chief Executive Officer of the Company and shall have all the duties, responsibilities and authority commensurate with such position and such additional duties as may be determined by the Company’s Board of Directors (“Board of Directors”). The Executive shall be based at the Company’s principal place of business in the greater Boston, Massachusetts metropolitan area, or such place or places in the continental United States as the Board of Directors shall determine. The Executive shall report to, and be subject to the general supervision of, the Board of Directors.

The Executive agrees to devote substantially all of his business time, attention and energies to the business and interests of the Company during the Employment Period; provided, however, that the Executive may be permitted to engage in other activities, including membership on boards of directors of other businesses or non-for-profit organizations, so long as such activities do not materially interfere with the performance of the Executive’s duties under this Agreement and have been disclosed to and approved in advance by the Board of Directors. The Executive’s service as a member on the board of directors of Blend Therapeutics, Inc. and Wellesley Youth Hockey shall be deemed to have been disclosed and approved by the Board of

Directors. The Executive agrees to abide by the rules, regulations, personnel practices and policies of the Company, as adopted and amended from time to time by the Company, provided, that such rules, regulations, practices and policies are not inconsistent with the terms and conditions of this Agreement and have been disclosed to the Executive.

Further, during the Employment Period, subject to the requirements of applicable law (including, without limitation, any rules or regulations of any exchange on which the common stock of the Company is listed, if applicable), the Company agrees to propose to the shareholders of the Company at each annual meeting occurring during the Employment Period at which the class of directors of which the Executive is a part is subject to election or re-election, as applicable, the election or re-election, as applicable, of the Executive as a member of the Board of Directors and the Executive shall so serve if elected or re-elected; provided, however, that if the Executive’s employment with the Company terminates for any reason, the Executive’s membership on the Board shall also terminate, unless otherwise agreed in writing by the Company and the Executive.

2. Effective Date/Period of Employment. Executive’s employment with the Company commenced on January 27, 2014 (the “Original Effective Date”). Employment under this Agreement will become effective on the Effective Date and shall continue until terminated in accordance with the provisions of Section 4 (the “Employment Period”), subject to Section 9.13.

3. Compensation and Benefits.

3.1. Base Salary. During the Employment Period, the Company shall pay the Executive a base salary of $460,000.00 calculated on an annual basis (as increased, “Base Salary”), paid in periodic installments in accordance with the Company’s customary payroll practices. The Base Salary shall be reviewed for increase no less frequently than annually, beginning at the end of calendar year 2014.

3.2. Additional Compensation.

(a) Annual Bonus Opportunity. During the Employment Period, the Executive may be eligible to receive an annual cash bonus no later than sixty (60) days after the end of each calendar year, as determined by the Board of Directors (or its Compensation Committee) in its good faith discretion. The bonus (if any) will be awarded based on objective or subjective criteria established by the Board of Directors (or its Compensation Committee). The Executive’s target bonus will be equal to 55% of the Executive’s Base Salary (the “Annual Bonus”).

3.3. Equity Compensation.

(a) Existing Equity Grants. Pursuant to the Original Agreement, the Executive was granted a stock option to purchase 3,476,972 shares of the Company’s common stock on January 29, 2014 and an additional stock option to purchase 915,242 shares of the Company’s common stock on August 22, 2014 (collectively, the “Existing Options”). The terms and conditions of the Existing Options are subject to the award agreements executed in connection with the grants of the Existing Options and the Company’s 2010 Stock Incentive Plan.

(b) Future Equity Grants. The Executive shall be eligible to receive additional equity grants as determined by the Compensation Committee of the Board of Directors or the Board of Directors. It is understood and agreed that all equity awards granted to the Executive from and after the Effective Date shall be subject to the following vesting acceleration provisions: (i) upon the consummation of an Acquisition (including a termination without Cause or resignation for Good Reason occurring within two months prior to the consummation of an Acquisition), (A) all of the Executive’s then-outstanding time-based equity awards shall become immediately vested and, to the extent stock options or stock appreciation rights, exercisable, and (B) with respect to the Executive’s then-outstanding performance-based equity awards, the Executive shall be deemed to have satisfied the service-based component of such awards as of the date of such Acquisition but such awards, but the treatment of such awards in the event of an Acquisition shall otherwise be subject to the terms of such awards or the plan under which any such awards were granted, and (ii) in the event the Executive is terminated by the Company without Cause or the Executive Resigns for Good Reason (and (i) above does not apply), (A) the Executive shall receive twelve (12) months of vesting acceleration on all of the Executive’s then-outstanding time-based equity awards and (B) with respect to the Executive’s then-outstanding performance-based equity awards, the Executive shall be deemed to have satisfied the service-based component of the portion of such awards that would have vested based on service within twelve (12) months of the date of such termination and the Executive shall be eligible to vest with respect to the performance-based component of such awards if the performance criteria are satisfied within twelve (12) months of the Executive’s termination of employment.

3.4. Benefits. During the Employment Period, the Executive shall be entitled to participate in all benefit programs that the Company makes available to its employees, if any, to the extent that Executive’s position, tenure, health and other qualifications make the Executive eligible to participate. The Executive shall be entitled to take four weeks of paid vacation consistent with the company’s employee benefits policy in addition to customary business holidays approved by the Board of Directors for the Company’s employees generally.

3.5. Reimbursement of Expenses.

(a) The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of the Executive’s duties, responsibilities or services on behalf of the Company under this Agreement, in accordance with policies and procedures, and subject to reasonable limitations, adopted by the Company from time to time.

(b) The Company shall reimburse the Executive for the reasonable fees and out-of-pocket expenses of the Executive’s counsel incurred in connection with the negotiation of the amendment and restatement of the Original Agreement, in an amount not to exceed $10,000.

3.6. Withholding. All salary, bonus and other compensation payable to the Executive during the Employment Period shall be subject to applicable required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.

4. Termination of Employment Period. The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

4.1. By the Company for Cause. At the election of the Company, for Cause, provided that prior to a termination of the Executive’s employment pursuant to subsection (iii), below, the Executive shall have thirty (30) days to cure in all material respects such Cause event(s) following the Executive’s receipt of written notice by the Company, which notice shall specifically identify the Cause upon which the termination is based and after the Executive has been given such notice. For the purposes of this Section 4.1, “Cause” means (i) the Executive’s conviction of, or guilty plea to, a felony, (ii) the Executive’s commission of a fraudulent or materially dishonest act in connection with the Executive’s employment by the Company, or (iii) the Executive’s willful and repeated failure or refusal to attempt to perform the Executive’s duties to the Company or material breach of this Agreement or any other agreement between the Company and the Executive in each case after written notice to Executive and the failure to cure within twenty (20) days thereafter (unless such act or omission, by its nature, may not be remedied, in which case such determination of Cause may be effective immediately). The Executive shall be considered to have been discharged for “Cause” if (based on a final, unappealable judicial determination) the Executive has resigned from the Company without Good Reason to avoid a termination for Cause based on an event that occurred prior to such resignation (but not an event about which the Board of Directors had actual knowledge for more than ninety (90) days prior to such resignation).

4.2. Death or Disability. Upon the death of Executive or written notice by the Company to Executive of termination for Disability (as defined below) of the Executive given while the Executive remains Disabled. For purposes of this Section 4.2, “Disability” means (i) the Executive has been incapacitated by mental or physical injury or illness so as to be prevented thereby from engaging in the performance of the Executive’s duties to the Company and (ii) such incapacity has continued for a period of one hundred twenty (120) consecutive days.

4.3. By the Executive for Good Reason. At the election of the Executive, for Good Reason, provided that the Company shall have thirty (30) days to cure in all material respects such Good Reason event(s) following the Company’s receipt of the Executive’s written notice of such Good Reason event(s). For the purposes of this Section 4.3, “Good Reason” for termination shall mean (i) a reduction in the Executive’s Base Salary, (ii) any material diminution or other adverse change in the Executive’s authority, responsibilities or duties without the prior written consent of the Executive, (iii) a material breach by the Company of this Agreement or any other material agreement between the Company and the Executive, (iv) the relocation, without the written consent of the Executive, of the place of business at which the Executive principally performs Executive’s duties hereunder to a location that is greater than 35 miles from place of business at which the Executive principally performs Executive’s duties hereunder immediately prior to such relocation, or (v) an Acquisition. Notwithstanding the foregoing, (A) the Executive will be deemed to have given consent to the condition(s) described in this Section 4.3 if the Executive does not provide written notice to the Company of such Good Reason event(s) within ninety (90) days from first occurrence of such Good Reason event(s) and (B) to the extent the Company has not cured such Good Reason event(s) during the 30-day cure period, the Executive must terminate the Executive’s employment for Good Reason no later than one hundred and eighty (180) days following the occurrence of such Good Reason event(s) by providing the Company thirty (30) days prior written notice of termination, which may run concurrently with the Company’s cure period.

For purposes of this Agreement, an “Acquisition” shall mean (A) any acquisition of the Company by a Person (as defined below) not an Affiliate (as defined below) of the Company, by means of merger or other form of corporate reorganization in which the outstanding ownership interests of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring Person and in which the holders of the Company’s ownership interests hold less than fifty percent (50%) of the acquiring or surviving Person (other than a mere reincorporation transaction), (B) the closing of the transfer from existing Company stockholder’s, in one transaction or a series of related transactions, to a Person or group of affiliated Persons, of the Company’s securities if, after such closing, such Person or group of affiliated Persons would hold more than 50% of the outstanding voting securities of the Company or (C) a sale of all or substantially all of the assets of the Company by a Person not an Affiliate of the Company; provided, however, that an “Acquisition” shall not include an initial public offering of the Company’s stock or a mere recapitalization transaction or the sale of equity by the Company through a private offering of shares to venture capital, institutional, strategic or other equity security financing for the account of the Company.

For purposes of this Agreement, an “Affiliate” means with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person (as used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract or otherwise).

For purposes of this Agreement, a “Person” shall mean any individual, company, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company or other legal entity or organization.

4.4. By the Company Not For Cause or By the Executive Not For Good Reason. At the election of the Company for reasons other than Cause, or the election of the Executive for reasons other than Good Reason, upon not less than thirty (30) days’ prior written notice of termination.

5. Effect of Termination.

5.1. Payments Upon Termination.

(a) In the event the Executive’s employment is terminated pursuant to Section 4.1, or by the Executive pursuant to Section 4.4, the Company shall pay to the Executive the “Accrued Benefits,” which shall mean: (i) any earned but unpaid Base Salary pursuant to Section 3.1 through the last day of the Executive’s actual employment by the Company; (ii) any unreimbursed expenses incurred through the last day of the Executive’s actual employment by the Company and reimbursable under Section 3.5; (iii) all other payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement; but, for clarity, shall have no obligation to pay any amounts pursuant to Section 3.2; and (iv) in the case of death, Disability termination, without Cause termination or Good Reason termination, a pro rata bonus paid sixty (60) days after termination based on the target Annual Bonus and the period of the year during which the Executive was employed.

(b) In the event the Executive’s employment is terminated pursuant to Sections 4.2, 4.3 or by the Company pursuant to Section 4.4, then the Company shall pay to the Executive: (i) the Accrued Benefits; (ii) any unpaid annual bonus with respect to the calendar year ending on or preceding the date of termination, which shall be payable at the time such bonuses would have been paid if the Executive was still employed with the Company and in accordance with Section 3.2(a); (iii) the Base Salary pursuant to Section 3.1 as in effect on the date of termination, which amount shall be paid during the Severance Period (as defined below); (iv) the target Annual Bonus for the fiscal year in which the Executive’s employment is terminated, which aggregate amount shall be payable in equal amounts in accordance with the Company’s standard payroll procedures over the course of the Severance Period; and (v) reimbursement for COBRA continuation medical benefits for the Executive (and the Executive’s eligible dependents) during the Severance Period. The payments under subparts (iii), (iv) and (v) shall begin on the sixtieth (60th) day after the date of termination and shall include any amounts due prior to such date. For the avoidance of doubt, unless otherwise elected by the Board of Directors, in its sole discretion and to the extent permitted under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to make payments sooner, any payments made pursuant to this Section 5.1(b) shall be subject to the Company’s standard payroll schedule during the Severance Period. For the purposes of this Section 5.1(b), “Severance Period” means the period beginning on the date of termination and continuing afterward for twelve (12) months.

(c) The payments to be made or benefits to be provided to the Executive under paragraph (b) above other than Accrued Benefits: (i) shall be contingent upon the execution (and non-revocation) within sixty (60) days following termination of employment by the Executive of a general release of the Company, its affiliates, stockholders, directors, officers, employees and agents from all claims (other than claims for the payments to be made and benefits to be provided), together with a mutual agreement to not make any disparaging comments, statements or communications about the Executive, the Company, its affiliates, stockholders, directors, officers, employees or agents, or its management or business practices for three (3) years following termination of the Executive’s employment, all in substantially the form annexed hereto as Exhibit A; (ii) shall be contingent upon the Executive’s material compliance with all material continuing obligations under the Company’s standard Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement (the “Proprietary Rights Agreement”); and (iii) shall constitute the sole remedy of the Executive in the event of a termination of the Executive’s employment in the circumstances set forth in Section 5.1(b).

5.2. Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to the Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Code Section 409A, and the final regulations and any guidance promulgated thereunder (collectively, the “Deferred Payments”) will be paid or otherwise provided until the Executive has a “separation from service” within the meaning of Code Section 409A.

(b) Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Code Section 409A at the time of the Executive’s termination (other than due to death), then the Deferred Payments that are payable within the first six months following the Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six months and one day following the date of the Executive’s separation from service. Notwithstanding anything herein to the contrary, if the Executive dies following the Employee’s separation from service, but prior to the six-month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments.

(d) This Agreement is intended to be exempt from the requirements of Code Section 409A or compliant therewith so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted accordingly. The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A.

6. Restrictive Covenants. During the Executive’s employment with the Company, the Executive will be exposed to, and provided with, valuable confidential and/or trade secret information concerning the Company and its present and future business plans and operations. As a result, in order to protect the Company’s legitimate business interests, the Executive shall, as a condition of commencing employment, execute and deliver to the Company the Company’s standard Proprietary Rights Agreement, a copy of which is attached to this Agreement as Exhibit B. For clarity, the obligations and covenants of the Executive pursuant to the Proprietary Rights Agreement constitute material responsibilities of the Executive to the Company pursuant to this Agreement.

7. Other Agreements. The Executive represents that the Executive’s performance of all the terms of this Agreement and the performance of the Executive’s duties as an employee of the Company do not and will not breach any agreement with any prior employer or other party to which the Executive is a party (including without limitation any nondisclosure or non- competition agreement), or violate or contravene any judgment, administrative order or other legal prohibition specifically naming the Executive. The Executive agrees that if the Executive, during the Employment Period, becomes subject to any such agreement or prohibition, the Executive shall immediately notify the Company. The Company acknowledges that it is aware that the Executive may be subject to certain confidentiality and non-disparagement covenants with respect to the Executive’s prior employers.

8. Indemnification. The Company shall indemnify and hold harmless the Executive against any liability asserted against or incurred by the Executive in the Executive’s capacity as a director, officer and/or employee of the Company or an affiliate of the Company or as fiduciary of any Company employee benefit plan to the fullest extent permitted by law. Notwithstanding the foregoing, the Executive shall have no right to indemnification on account of: (a) acts or omissions of the Executive finally adjudged to be intentional misconduct, gross negligence, fraud or a violation of law; or (b) any transaction with respect to which it is finally adjudged that the Executive personally received a benefit in money, property or services to which the Executive was not legally entitled. In addition, the Company shall include the Executive within the coverage of any directors and officers liability insurance policy to the full extent that any other director or other executive officer of the Company, as applicable, is so covered. The indemnification and insurance provisions of this paragraph shall survive the Executive’s termination of employment with the Company and while potential liability exists.

9. Miscellaneous.

9.1. Notices. Any notices delivered under this Agreement shall be deemed duly delivered four (4) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph of this Agreement. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 9.1.

9.2. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

9.3. Entire Agreement. This Agreement, together with the Proprietary Rights Agreement and with the stock option agreement and Adoption Agreement contemplated by Section 3.3, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

9.4. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

9.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions of the Commonwealth of Massachusetts).

9.6. Resolution of Disputes. Any dispute, difference or controversy arising under this Agreement, the Proprietary Rights Agreement and/or the stock option agreement and Adoption Agreement contemplated by Section 3.3 shall be settled by arbitration. Any arbitration pursuant to this Section shall be held before a single neutral arbitrator selected from the roles of the American Arbitration Association pursuant to the Commercial Arbitration Rules. The arbitrator (a) shall not have the power or authority to add to, alter, amend or modify the terms of this Agreement, (b) shall have no power to award punitive or exemplary damages; and (c) shall interpret and construe this Agreement in accordance with, and shall be bound by the laws of the Commonwealth of Massachusetts. Except as otherwise set forth herein, each party shall bear its own expenses for counsel and other out-of-pocket costs in connection with any resolution of a dispute, difference or controversy. Any arbitration shall take place in Boston, Massachusetts or at such other location as the parties may agree upon, according to the American Arbitration Association’s Commercial Arbitration Rules now in force and hereafter adopted. The arbitrator shall make any award in accordance with and based upon all the provisions of this Agreement and judgment upon any award rendered by the arbitrator shall be entered in any court having jurisdiction thereof. The fees and disbursements of such arbitrator shall be borne equally by the parties, with each party bearing its own expenses for counsel and other out-of-pocket costs.

9.7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by the Executive. The Company may only assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall secure such successor’s written agreement to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

9.8. Waivers. No delay or omission by the Company or the Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or the Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

9.9. No Mitigation; No Offset. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by a subsequent employer.

9.10. Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

9.11. Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

9.12. Execution; Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. This Agreement may be executed and delivered by facsimile, email/pdf format or other electronic means and each party may fully rely upon such execution and delivery.

9.13. Survival. The provisions of Sections 5, 6, 7, 8 and 9 shall survive the termination of this Agreement.

9.14. 280G.

(a) If any payment or benefit (including payments and benefits pursuant to this Agreement) that Executive would receive in connection with an Acquisition from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section 9.14, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to Executive, which of the following two alternative forms of payment would result in Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”).

For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) Executive shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit to Executive as determined in this paragraph. If more than one method of reduction will result in the same economic benefit, the portions of the Payment shall be reduced pro rata.

(b) The independent registered public accounting firm engaged by the Company as of the day prior to the effective date of the Acquisition shall make all determinations required to be made under this Section 9.14. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Acquisition, the Company shall appoint a nationally recognized independent registered public accounting firm that is reasonably acceptable to Executive (and such acceptance shall not be unreasonably withheld) to make the determinations required hereunder. The Company shall bear all reasonable expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Transaction Payment is triggered or such other time as reasonably requested by the Company or Executive. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to the Transaction Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with detailed supporting calculations of its determinations that no Excise Tax will be imposed with respect to such Transaction Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

CIVITAS THERAPEUTICS, INC.

/s/ Timothy S. Nelson
By:	Timothy S. Nelson
Its:	Chairman, Board of Directors

EXECUTIVE

/s/ Mark Iwicki
Name:	Mark Iwicki

Execution Copy

Exhibit A

General Release

Exhibit

FORM OF GENERAL RELEASE

Mark Iwicki (“Employee”), in consideration for receiving the severance benefits described in Section 5.1(b) of that certain Executive Employment Agreement (the “Employment Agreement”) between Employee and Civitas Therapeutics, Inc. (the “Employer”), does hereby fully release the Employer, including all of its past, present and future directors, members, officers, stockholders, employees, agents, affiliates and representatives, from any and all claims of every kind and nature whatsoever, known or unknown, either at law or in equity, arising out of or related to his employment with, service to, or engagement with the Employer and/or termination of employment or pursuant to any federal, state or local laws, regulations, executive orders or other requirements, including but not limited to claims regarding wages and hours pursuant to the Massachusetts Wage Act, M.G.L. c. 149, §§148, et seq., the Age Discrimination in Employment Act, any claims arising out of any employment agreement entered into by Employee and Employer and any claims of discrimination based upon race, color, sex, age, religion, national or ethnic origin, sexual orientation, disability, handicap, status as a Vietnam Era Veteran, or any other protected classification; provided, however, that nothing in this release shall operate to limit or negate Employee’s rights, if any, (i) to indemnification (and advancement of legal fees) by the Company for any acts or omissions taken by Employee in good faith as an officer or director of the Company or as a fiduciary of any benefit plan of the Company; (ii) to directors’ and officers’ liability insurance; (iii) to any vested equity and any rights set forth in agreements related thereto; or (iv) to post-termination compensation and benefits to which Employee is entitled under his employment agreement with Employer.

Employee represents that he understands the various claims he could have asserted under M.G.L. c. 151B, M.G.L. c. 149, the American with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, and other such similar laws; that he has read this Release carefully and understands all of its provisions; that he understands that he has the right to and is advised to consult an attorney concerning this Release and in particular the waiver of rights he might have under these laws; that to the extent, if any, that he desired, he has availed himself of this right; that the consideration received by him is above and beyond the payments or benefits otherwise owed to him under the terms of him employment with the Employer or required by law; that he has, pursuant to the Older Workers Benefit Protection Act, been provided at least twenty-one (21) days to consider whether to sign this Release; and that he enters this Release and waives any claims knowingly and willingly.

In addition to the foregoing, Employee hereby agrees he is waiving all rights under Paragraph 1542 of the California Civil Code (or any analogous law of any other state), which reads as follow:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

This Release will not affect the rights and responsibilities of the U.S. Equal Employment Opportunity Commission (“EEOC”) to enforce the ADEA and other laws, but Employee understands that he is knowingly and voluntarily waiving all rights or claims arising prior to his execution of the Release to receive any payment, benefit or remedial relief as a consequence of any charge filed with the EEOC and/or of any litigation concerning any facts alleged in any such charge.

Employee acknowledges and agrees that, but for providing this general release, Employee would not be receiving the benefits described in 5.1(b) of the Employment Agreement.

Employee agrees that for three (3) years following his termination from the Employer, he will not make any statements that are disparaging or adverse to the Employer, its affiliates, stockholders holding more than 5% of the Employer’s outstanding capital stock, directors, officers, or employees, or its management or business practices. Employer agrees that for three (3) years following Employee’s termination, its directors and executive officers will not to make any statements that are disparaging or adverse to the Employee, including any statement that disparages any skills, work performance, capabilities or other aspect of Employee’s service as an employee of the Employer; provided, that these provisions shall not prohibit any party (A) from disclosing that Employee is no longer employed by the Employer; (B) from responding truthfully to any governmental investigation, legal process or related inquiry; (C) from making reasonable competitive statements in the course of promoting a competing business, so long as any statements described in this clause (C) do not violate the Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement between the Employee and Employer, dated January     , 2014, or (D) making a good faith rebuttal of another person’s untrue or misleading statement.

This Release will become effective seven (7) days after it is signed. Employee may revoke this Release within seven (7) days after it is signed, and it will not become effective or enforceable until this seven (7) day revocation period has expired. After the revocation period has expired, this Release will be forever binding on the Employee. The Employee acknowledges that he may hereafter discover facts not now known to him relating to his hire, employment or termination of employment, and agrees that this Release will remain in effect notwithstanding any such discovery of any such facts. The Employee will not bring any proceeding to challenge the validity of this Release.

IN WITNESS WHEREOF, Mark Iwicki has caused this instrument of GENERAL RELEASE to be executed and sealed on this     day of             , 20    .

Mark Iwicki

Signed and sealed in the presence of:

Notary Public My Commission expires:

Execution Copy

Exhibit B

Proprietary Rights Agreement

INVENTION, NON-DISCLOSURE, NON-COMPETITION

AND NON-SOLICITATION AGREEMENT

This Agreement (“Agreement”) is made by and between Civitas Therapeutics, Inc., a Delaware corporation (hereinafter referred to collectively with its subsidiaries as the “Company”), and Mark Iwicki (the “Employee”).

In consideration of the continued employment of the Employee by the Employee agree as follows:

1. Condition of Employment.

The Employee acknowledges that his/her employment and/or the continuance of that employment with the Company, the bonus or other monetary consideration that the Employee will receive at the commencement of his/her employment and/or in connection with entering into this Agreement, any options, restricted stock, restricted stock units and other stock- based awards granted at any time to the Employee by the Company, and the Company’s receipt of funding from the Investors are contingent upon his/her agreement to sign and adhere to the provisions of this Agreement. The Employee further acknowledges that his employment will require the Company share with him proprietary and confidential information of the Company and that the nature of the Company’s business is such that protection of its proprietary and confidential information is critical to the survival and success of the Company’s business. This Agreement is intended to protect the Company’s proprietary and confidential information and business without unreasonably restricting the Employee’s ability to work elsewhere if his/her employment with the Company ends. The Employee agrees to be bound by this Agreement in circumstances of both voluntary and involuntary termination of employment, and regardless of whether additional severance compensation is paid by the Company.

2. Proprietary and Confidential Information.

(a) The Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include discoveries, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), customer, prospect and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. The Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his/her duties as an employee of the Company) without written approval by an officer of the Company, either during or after his/her employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

While employed by the Company, the Employee will use the Employee’s best efforts to prevent unauthorized publication or disclosure of any of the Company’s Proprietary Information.

(b) The Employee agrees that all files, documents, letters, memoranda, reports, records, data, sketches, diagrams, drawings, models, laboratory notebooks, program listings, computer equipment or devices, formulations, manufacturing equipment and layouts, methods, computer programs or other written, electronic, photographic, or other tangible or intangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his/her custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his/her duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his/her employment. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property. The foregoing shall not cover contact information in Employee’s address books, which Employee may retain and utilize.

(c) The Employee agrees that his/her obligation not to disclose or to use information and materials of the types set forth in paragraphs 2(a) and 2(b) above, and his/her obligation to return materials and tangible property, set forth in paragraph 2(b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company’s business.

(d) However, in the event that the Employee (i) is required, by court or administrative or regulatory order, or any governmental regulator with jurisdiction over the Employee, to disclose any portion of the Proprietary Information or (ii) is asked to or seeks to enter into evidence or otherwise voluntarily disclose in any administrative, judicial, quasi- judicial or arbitral proceeding, any portion of the Proprietary Information, the Employee shall provide the Company with prompt written notice of any such request or requirement prior to the disclosure of Proprietary Information, so the Company may, at the Company’s expense, seek a protective order or other appropriate remedy to prohibit or to limit such disclosure. If, in the absence of a protective order, the Employee is nonetheless compelled to disclose any Proprietary Information, the Employee shall as soon as practicable thereafter advise the Company of the Proprietary Information so disclosed and the persons to whom it was so disclosed, and thereafter, may disclose only such portions of the Proprietary Information that are legally required to be disclosed.

3. Developments.

(a) The Employee will make full and prompt disclosure to the Company of all discoveries, inventions, improvements, enhancements, processes, methods, techniques, developments, designs, layouts, diagrams, prototypes, formulations, equipment, articles of manufacture, compositions of matter, software, and works of authorship, whether patentable or not, (i) which have been created, made, conceived or reduced to practice by the Employee or under his/her direction or jointly with others prior to the date hereof and which relate directly or indirectly to the Company’s proposed business, products or research and development, (ii) which are created, made, conceived or reduced to practice by him/her or under his/her direction or jointly with others during his/her employment by the Company, whether or not during normal working hours or on the premises of the Company, or (iii) which are created, made, conceived or reduced to practice by him/her or under his/her direction or jointly with others using the Company’s tools, devices, equipment or Proprietary Information (all of which are collectively referred to in this Agreement as “Developments”).

(b) The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his/her right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications and other intellectual property rights therein. However, this paragraph 3(b) shall not apply to Developments (described in clauses 3(a)(ii) and 3(a)(iii) above) which do not relate to the business or research and development conducted or planned to be conducted by the Company at the time such Development is created, made, conceived or reduced to practice and which are made and conceived by the Employee outside of normal working hours, off of the Company’s premises and without using the Company’s tools, devices, equipment or Proprietary Information. The Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 3(b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. The Employee also hereby waives all claims to moral rights in any Developments.

(c) All Developments related to any patent, copyright, trade secret, or other intellectual property rights, and related to or useful in the Company’s business, worked on by the Employee while the Employee is employed by the Company and for a period of one year after the termination or cessation of such employment for any reason shall be presumed to have been created, made, conceived or reduced to practice during the Employee’s employment with the Company and shall therefore be deemed a Development; provided however that the Employee may overcome the presumption with respect to the period of one year after the termination or cessation of employment by proving that such creation, making, conception or reduction to practice occurred only following termination of his or her employment with the Company and without the use of the Company’s tools, devices, equipment or Proprietary Information.

(d) The Employee agrees to cooperate fully with the Company, both during and after his/her employment with the Company, at the Company’s expense, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development.

4. Non-Competition and Non-Solicitation. While the Employee is employed by the Company and for a period of one year after the termination or cessation of such employment for any reason, the Employee will not directly or indirectly:

(a) Engage or assist others in engaging in any Competing Organization (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company).

The term “Competing Organization” means any person, entity or organization engaged in, or about to become engaged in, research on or the acquisition, development, production, distribution, marketing, or providing of a product, process or service that competes or is reasonably expected to compete with a material product, process or service of the Company or being developed by the Company, but specifically excludes pulmonary delivery therapies utilized in products, processes or services not substantially similar to those produced, marketed, distributed or developed by the Company. However, this paragraph 4(a) shall not preclude the Employee from (i) becoming an employee of, consultant to, or from otherwise providing services to, a separate division or operating unit of a multi-divisional business or enterprise (a “Division”) if (x) the Division by which the Employee is employed or engaged, or to which the Employee provides services, is not (if treated by itself as an independent entity) a Competing Organization, and (y) the Employee does not provide services, directly or indirectly, to any other division or operating unit of such multi-divisional business or enterprise that is a Competing Organization (if treated by itself as an independent entity) or (ii) becoming an employee in the capacity as a senior executive of a multi-divisional business or enterprise that includes within its organizational structure a business unit that is a Competing Organization (a “Unit”), provided that Employee does not have day to day supervisory or first line decision-making authority with regard to such Unit.

(b) Either alone or in association with others, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers, or business partners of the Company that were materially contacted, solicited, or served by the Employee directly or the Company during the 12-month period prior to the termination or cessation of the Employee’s employment with the Company; or

(c) Either alone or in association with others (i) solicit, induce or attempt to induce, any employee or independent contractor of the Company to terminate his or her employment or other engagement with the Company, or (ii) solicit or attempt to solicit any person who was employed or otherwise engaged by the Company at any time during the term of the Employee’s employment with the Company; provided, that this clause (ii) shall not apply to the solicitation of any individual whose employment or other engagement with the Company has been terminated for a period of six months or longer or who was terminated by the Company involuntarily. However, this paragraph 4(c) shall not apply to (I) general advertising or solicitation not specifically targeted at the Company, its employees or independent contractors, (II) the Employee serving as a reference, upon request, for any employee or independent contractor of the Company, and (III) actions taken by any person or entity with which the Employee is associated if the Employee is not personally involved in any manner in the hiring, recruitment, solicitation or engagement of any such individual (including but not limited to identifying any such individual for hiring, recruitment, solicitation or engagement).

5. Other Agreements.

The Employee represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his/her employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The Employee further represents that his/her performance of all the terms of this Agreement and the performance of his/her duties as an employee of the Company do not and will not conflict with or breach any agreement with any prior employer or other party to which the Employee is a party (including without limitation any nondisclosure or non-competition agreement), and that the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

6. United States Government Obligations.

The Employee acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions that are made known to the Employee and to take all action necessary to discharge the obligations of the Company under such agreements.

7. Miscellaneous.

(a) Equitable Remedies. The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage that is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Agreement and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

(b) Obligations to Third Parties. The Employee acknowledges and represents that this agreement and the Employee’s employment with the Company will not violate any continuing obligation the Employee has to any former employer or other third party.

(c) Disclosure of this Agreement. The Employee hereby authorizes the Company to notify others, including but not limited to customers of the Company and any of the Employee’s future employers or prospective business associates, of the terms and existence of this Agreement and the Employee’s continuing obligations to the Company hereunder.

(d) No Employment Contract and No License. The Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue his/her employment for any period of time and does not change the at-

will nature of his/her employment. The Employee further acknowledges that no license to any of the Company’s trademarks, patents, copyrights or other proprietary rights is either granted or implied by the Employee’s access to and utilization of the Proprietary Information or Developments.

(e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him or her and the Company may assign its rights under Section 4 only to a successor to all or substantially all of its business. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer, provided that the provisions of Section 4 shall be limited to the products, processes, services, clients, customers, business partners, employees, former employees, contractors and former contractors of the Company and not the acquiror.

(f) Interpretation. If any restriction set forth in Section 4 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(g) Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(h) Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

(j) Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The

Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(k) Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(l) Application in California. While the Employee is employed by the Company in California, and following the termination or cessation of such employment if the Employee is employed by the Company in California at the time of such termination or cessation, (i) the post-employment aspects of paragraph 3(c) and paragraph 4(a) shall be disregarded, and shall not apply to the Employee, and (ii) the post-employment aspects of paragraph 4(b) shall be disregarded, and shall not apply to the Employee, provided however that the Employee shall not directly or indirectly use Proprietary Information to engage in activities described in paragraph 4(b).

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

CIVITAS THERAPEUTICS, INC.

Date:	By:

(print name and title)

[NAME OF EMPLOYEE]

Date:

[Signature Page to Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement]